Pricing Supplement Dated October 15, 1998                       Rule 424(b)(3)
(To Prospectus Dated July 29, 1998)                         File No. 333-59551

                      GENERAL MOTORS ACCEPTANCE CORPORATION
                          Medium-Term Notes - Fixed Rate
____________________________________________________________________________
Agent:                       Merrill Lynch & Co., Morgan Stanley Inc.,
                             Salomon Smith Barney
Principal Amount:            $397,300,000
Agent's Discount
  or Commission:             $695,275.00
Net Proceeds to Company:     $396,604,725.00
Interest Rate:               5.33% per annum
Issue Date:                  10/20/98
Maturity Date:               10/20/00
Interest Payment Dates:      The 1st day of each April and October and at
                             Maturity, commencing  April 1, 1999 and
                             ending on the Maturity Date.
____________________________________________________________________________

Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Fixed Rate Note

Day Count Convention:
      / / Actual/360 for the period from   /  /   to  /  /
      / / Actual/Actual for the period from  / /   to  / /
      /X/ 30/360 for the period from 10/20/98 TO 10/20/00

Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
           Repayment Price:    %

Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes   /X/ No
      Total Amount of OID:          Yield to Maturity:
      Initial Accrual Period:

Form:    /X/  Book-Entry          / /  Certificated

Other:  /X/   Principal             / /  Agent